Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by CTC Media, Inc., a Delaware corporation (the “Company”), and Anton Kudryashov (the Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                       Term of Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, effective as of August 4, 2008 (the “Commencement Date”).  The Executive’s employment and this Agreement shall continue until the Executive’s employment is terminated in accordance with the provisions of Section 5.

2.                                       Title; Capacity.

a)                                      The Executive shall serve as Chief Executive Officer of the Company.  The Executive agrees to perform such other duties and responsibilities as the Company’s Board of Directors (the “Board”) or its designee shall from time to time reasonably assign to him and which are consistent with his status as Chief Executive Officer.

b)                                     The Executive shall be based at the Company’s headquarters in Moscow, Russia or such other location as the Company and the Executive shall mutually agree.  The Company acknowledges that from the Commencement Date through April 5, 2009, the Executive will be permitted to work a reasonable number of days from the United Kingdom in order to satisfy residency requirements there.

c)                                      The Executive shall have the duties and authorities that are reasonably necessary for the Chief Executive Officer to have in order to enable him to fulfill his duties and responsibilities.  The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board and the Company’s bylaws and charter.

d)                                     The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company and its subsidiaries (the “Group”) during his employment with the Company and shall not engage in any other business activities without the prior written approval of the Board; provided, however, that, the Executive shall be permitted to devote a reasonable amount of time to civic, charitable and community affairs and the management of his personal investments and affairs.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company that have been delivered to the Executive and any changes therein that may be adopted from time to time by the Company (to the extent such changes apply generally to all senior Company employees).

3.                                       Compensation and Benefits.

a)                                      Base Salary.  The Company shall pay the Executive, in regular installments in accordance with the Company’s standard payroll practices, an annual base salary (the “Base Salary”) of RUR 15,490,000, less all applicable Russian federal and local taxes and withholdings, for the period commencing on the Commencement Date and ending on December 31, 2009.  For the 2010 calendar year, the Base Salary shall be increased to RUR 17,602,850.  From January 1, 2011, the Base Salary may be adjusted (but not reduced) from time to time in accordance with normal business practice and upon mutual agreement of the parties.  The Base Salary shall be pro-rated for any year in which the Executive is not an employee of the Company for the full year.

b)                                     Annual Bonus.  Beginning with the 2009 fiscal year, the Executive shall be eligible for an annual bonus of up to RUR 9,387,880, less all applicable Russian federal and local taxes and withholdings, subject to the achievement of performance targets to be set by the Board or a committee thereof no later than the end of first quarter of the relevant year.  Whether such performance targets have been achieved will be decided by the Board or a committee thereof in its reasonable good faith discretion.  With respect to the 2008 fiscal year, the Executive shall be eligible to receive a bonus, payable in cash, of up to RUR 3,911,625, less all applicable Russian federal and local taxes and withholdings, the payment and amount of which shall be in the sole discretion of the Board or a committee thereof.  Other than as expressly set forth in Section 6(b), the Executive must be an active employee of the Company on the date bonuses for any fiscal year are generally distributed to the Company’s senior management in order to be eligible for a bonus award for that year.  Any annual bonus payable hereunder shall be paid by the Company to the Executive in accordance with the Company’s normal practice as applied to its three most senior executives.

c)                                      Relocation Expenses.  Upon presentation of reasonable documentary evidence of such expenses to the Audit Committee of the Board, the Company shall reimburse the Executive for, or, in the case of rent-related prepayments, pay on behalf of the Executive, reasonable out-of-pocket expenses related to relocating from London to Moscow, including accommodation expenses in Moscow for him and his immediate family (including hotel accommodation until such time as suitable permanent accommodation can be secured) for a period of up to 18 months following the Commencement Date, shipment of household goods to Moscow, fees charged by a local broker for locating a suitable home for the Executive and his family in the Moscow area; and business class airfare between London and Moscow for him and his immediate family for a period of up to 18 months following the Commencement Date.  To the extent the Executive is required to pay taxes in any applicable jurisdiction in relation to the reimbursement of these relocation expenses and upon presentation of reasonable evidence that such taxes are payable and have been or will be paid by the Executive, the Company shall “gross-up” the amounts reimbursed to the Executive to make him whole for such taxes.  The maximum amount the Company shall reimburse the Executive for relocation expenses in accordance with this Section 3(d) shall be US$1 million (which shall be inclusive of any tax “gross-up” amounts).

d)                                     Vacation. The Executive shall be eligible to accrue a maximum of 20 business days of paid vacation per calendar year, subject to proration to the Commencement Date and to be taken at such times as may be approved by and in the sole discretion of the Company (which approval shall not be unreasonably withheld or delayed).  Such vacation days shall accrue at the rate of 1.667 days per month; although the Executive shall be permitted to take vacation time prior to accruing such days.  From the Commencement Date until April 5, 2009, the Executive shall make a good faith determination of whether days spent in the United Kingdom toward satisfying his UK residency requirement shall be accrued as vacation days.  If as a result of time spent in the UK, the Executive exceeds the maximum number of vacation days to which he is entitled through April 5, 2009, the number of vacation days to which the Executive is entitled for the remainder of 2009 shall be reduced by the number of extra vacation days taken in that earlier period. Up to five days of accrued but unused vacation days may be carried over to the next calendar year.

e)                                      Stock Option Grant.  On the Commencement Date, the Company shall grant to the Executive (or a trust designated by the Executive the beneficiaries of which are members of the Executive’s immediate family) an option to purchase shares of Common Stock of the Company (the “Option”) under the terms and conditions set forth in Exhibit A hereto.  The Company represents that it has properly reserved the number of shares subject to the grant hereunder and has all corporate authority to make the grant.  The shares subject to the award described in this clause e) shall be registered on a Form S-8 or other appropriate registration statement under the Securities Act of 1933, as amended.

f)                                        Health insurance.  The Company shall provide the Executive and his immediate family with medical insurance, at the Company’s sole cost (other than any income tax liability of the Executive with respect to such benefit), with a reputable international insurance provider.  Such coverage shall be governed by the terms of the insurance policy and the Company will use its best efforts to cause such coverage to take effect promptly following the Commencement Date.

g)                                     Transportation.  The Company shall provide the Executive with the exclusive use of a luxury class sedan car (which shall remain the property of the Company) and a driver during the term of the Executive’s employment with the Company.  The Executive shall have discretion to choose the make of this car so long as the cost of such car (exclusive of maintenance and fuel) does not exceed the amount allocated for the Chief Executive Officer’s car in the Company’s current budget.  To the extent that the cost of such car does exceed such amount, the excess shall be deducted from the Base Salary.

h)                                     Personal assistant.  The Company shall, at its sole cost, provide the Executive with a personal assistant who shall work exclusively for the Executive.  The

Company shall also provide office space for a second personal assistant for whom the Executive shall bear full responsibility for all compensation expenses.

i)                                         Mobile phone.  The Company shall provide the Executive with a mobile phone and shall pay the line rental and service fees and the cost of any business-related calls and data traffic.

j)                                         Equipment.  The Company shall consider on a case-by-case basis the Executive’s reasonable requests for home office equipment (such as a laptop computer, printer and/or fax machine) and, to the extent the Company believes the Executive’s service to the Company requires the use of such items, it shall provide them to the Executive (but, at all times, such items shall remain the property of the Company).

k)                                      Reimbursement of Expenses.  During the term of this Agreement, the Company shall reimburse the Executive for reasonable travel or other business-related out-of-pocket expenses incurred in connection with the performance of the Executive’s duties under this Agreement upon presentation of receipts and/or other documentation evidencing such expenses.  When travelling on business, the Executive shall be entitled to be reimbursed for business class air fare; provided, however, that for air travel in excess of 5 hours flying time, the Executive shall be entitled to be reimbursed for first class airfare.

l)                                         Indemnification Agreement.  The Company shall enter into the Company’s standard officer indemnification agreement with the Executive (the “Indemnification Agreement”) which shall provide that, subject to the terms and conditions thereof, the Company shall indemnify the Executive for liabilities incurred by him arising from his services to the Group.

m)                                   Other Benefits.  From time to time the Compensation Committee of the Board may approve other benefit programs to be generally available to the executive management of the Company.  The Executive will be permitted to participate in such benefit programs provided that, to the extent applicable, any policies covering such benefits permit the Executive to participate.

n)                                     Reimbursement of Attorney Fees.  The Company shall reimburse the Executive, or pay directly, upon submission to the Company of a statement for services, the amount payable by the Executive to the attorney(s) of the Executive’s choice that the Executive has retained to advise the Executive with regard to the negotiation and execution of this Agreement and related documentation; provided, however, that (i) the fees charged by such attorney(s) are computed at the standard hourly rate for such attorney(s), and (ii) such reimbursement or payment shall not exceed, in the aggregate, US$10,000.

4.                                       Taxes.  Other than as expressly set out in Section 3(c), the Executive shall be responsible for all of his own individual federal and/or local taxes payable in Russia or any other jurisdiction in which he is subject to tax and he shall pay such taxes directly or, to the extent required by Russian law, the Company shall withhold such taxes from payments it is required to make to the Executive hereunder.

5.                                       Employment Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

a)                                      At the election of the Company by an action taken by a simple majority of the Board at a meeting at which the Executive is permitted to appear before the Board, for Cause, immediately upon written notice by the Company to the Executive after observance of any cure period provided in the following sentence.  For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) the Executive has failed to adequately perform the material aspects of his  assigned duties for the Company in a manner that materially and adversely affects the Company, or (B) the Executive has engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects the Company; (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive, to any crime involving moral turpitude or any felony; (iii) the Executive’s material breach of Section 7 or 8 hereof if such breach is caused by the Executive’s intentional misconduct or gross negligence; or (iv) the Executive’s intentional violation of Company policy in a manner that materially and adversely affects the Company, in the case of an event set out in subclauses (i)(A) and (iv) above, after (1) written notice of such event and (2) where the failure or violation that is the subject of the notice is capable of correction, the failure of the Executive to correct the failure or violation in question after a 15-day cure period.

b)                                     At the election of the Company, without Cause, upon not less than six months’ prior written notice of termination.

c)                                      Upon the Executive’s death or by the Company on account of the Executive’s Disability (as defined in the Option).

d)                                     At the election of the Executive, otherwise than for Good Reason (as defined below), upon not less than six months’ prior written notice of resignation.

e)                                      At the election of the Executive for Good Reason upon not less than 60 calendar days’ notice.  For purposes hereof, the Executive shall be entitled to elect to terminate this Agreement for “Good Reason” for any of the following reasons: (i) a material reduction in the Executive’s duties and responsibilities, (ii) a reduction in the Executive’s Base Salary or maximum target bonus opportunity; (iii) a change of geographic location of the Executive’s principal base of operation to a location other than the greater Moscow metropolitan area; or (iv) the failure of the Company to pay any amounts due hereunder subject to the Company’s right to cure for no less than 15 days after written notice from the Executive.

6.                                       Payments upon Termination.

a)                                      Upon any termination of this Agreement in accordance with Section 5, the Company shall pay to the Executive any accrued but unpaid Base Salary, accrued but unpaid vacation days and any unreimbursed expenses to which the Executive is entitled (the “Accrued Amounts”).

b)                                     In addition to any Accrued Amounts, if the Company elects to terminate this Agreement without Cause pursuant to Section 5(b) above or if the Executive elects to terminate this Agreement for Good Reason pursuant to Section 5(e) above, then, in either case, the Company shall pay the Executive, within 75 days following such termination, a severance payment equal to six months of the Executive’s then current Base Salary, less all applicable Russian federal and local taxes and withholdings; provided, however, that any severance payment shall be conditioned at the election of the Company upon the Executive signing a release in substantially the form attached hereto as Exhibit B (the “Release”).

c)                                      In addition to any Accrued Amounts, if this Agreement is terminated by the Company upon the Executive’s death or in connection with the Executive’s Disability, the Company shall pay the Executive (or in the case of his death, his estate or heirs) (i) within 75 days of such termination US$1 million, less all applicable Russian federal and local taxes and withholdings, and (ii) the pro rata portion of the annual bonus for the fiscal year in which the termination occurred subject to the achievement of the performance objectives for such year and, if the termination occurs prior to the date of payment of the annual bonus for the prior fiscal year, the annual bonus for the prior fiscal year subject to the achievement of the performance objectives for such prior fiscal year, each to be paid when bonuses for such years are generally paid to the Company’s three most senior executives; provided, however, that any such payments shall be conditioned at the election of the Company upon the Executive (or his legal representative or heirs, as appropriate) signing the Release.

d)                                     Any post-termination payments or benefits due and payable to the Executive by operation of law (but not pursuant to any other agreement with the Company) shall be deducted from any amount of severance otherwise payable under this Section 6.

e)                                      This Section 6 shall survive the termination of this Agreement.

7.                                       Non-Competition and Non-Solicitation.

a)                                      During the term of the Executive’s employment and for a period of one (1) year with respect to subclause (i) below, and for a period of two (2) years with respect to subclause (ii) and (iii) below, from the date at which the Company and the Executive agree that the Executive shall no longer be required to perform his duties and responsibilities under this Agreement (i.e. from the date the Executive is no longer performing services under this Agreement (which, for the avoidance of doubt, may be before any notice period for termination under this Agreement has lapsed), the Executive will not directly or indirectly:

i)                                         as an individual proprietor, partner, stockholder, officer, employee, director, independent consultant, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting (including, without limitation, the production of programming for television broadcast) in (A) Russia, (B) in any other country in the Commonwealth of Independent States (as comprised as of the date hereof) or (C) in any other country in which the Company or any member of the Group then has a television broadcasting license or in which it has undertaken material preparations to obtain a television broadcasting license; or

ii)                                      recruit, solicit or induce, or attempt to induce, any employee or employees of the Group (other than the Executive’s personal assistant(s) and his driver) who were employees of the Group at any time during the six (6) months up to and including the date of the Executive’s termination to terminate their employment with, or otherwise cease their relationship with, the Group; or

iii)                                   solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group with whom the Executive had significant business discussions and/or negotiations (as evidenced by written correspondence and/or email communications) while employed by the Company and as a result of Executive’s employment with the Company.

Without limiting the generality of subclause (i) above, the Executive acknowledges and agrees that the provisions of subclause (i) extend to his acting as an officer, employee or director of, independent consultant to and/or stockholder of, Central European Media Enterprises Ltd or any affiliate thereof.

(b)                                 If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)                                  The Executive acknowledges and agrees that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Group and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

d)                                     The provisions of Section 7 survive the termination of the Executive’s employment and the termination of this Agreement.

8.                                       Proprietary Information.

a)                                      The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group.  By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; planned programming schedules; material terms of contracts, research data, personnel data, computer programs and supplier lists.  The Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Board, either during or after his employment; provided, however, that, Proprietary Information shall not include information which, at the time of disclosure or use, was generally available to the public other than by breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company, the Executive or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without breach of this Agreement; and provided, further, that, the Executive may disclose Proprietary Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Group or by any administrative or legislative body (or committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Group to be used by the Executive only in the performance of his duties for the Group.

(c)                                  The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Executive in the course of the Group’s business.

d)                                     The provisions of Section 8 survive the termination of the Executive’s employment and the termination of this Agreement.

9.                                       No Restrictions On Employment.  The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

10.                                 Notices.  All notices required or permitted under this Agreement shall be in writing in English and shall be deemed to have been duly given when delivered either in person and shall be deemed effective upon personal delivery or upon sending by a reputable overnight courier service, addressed to the other party at the address shown on the signature page hereto, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.                                 Entire Agreement.  This Agreement, together with the Option and the Indemnification Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.                                 No Cumulative Benefits.  In connection with the Executive’s employment with the Company, he will be asked to be officers and directors of other Group companies.  In connection therewith and consistent with Russian law, the Executive will be required to enter into employment contracts and other similar agreements with such Group companies (“Other Group Employment Contracts”).  Payments, benefits and entitlements under this Agreement and under all Other Group Employment Contracts shall not be cumulative.  Any payments, benefits or entitlements provided for under any Other Group Employment Contract shall be deducted from any payments, benefits or entitlements due under this Agreement.

13.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by an officer of the Company authorized by the Board and the Executive.

14.                                 Governing Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware.

15.                                 Arbitration. Any dispute concerning, arising out of or relating to this Agreement shall be submitted to binding arbitration before the London Court of International Arbitration (the “LCIA”) and the arbitration shall be conducted pursuant to the LCIA Rules.  The number of arbitrators shall be three (the “Arbitrators”).  One Arbitrator shall be selected by the Company, one shall be selected by the Executive and the third (who shall serve as Chair of the arbitral tribunal) shall be selected by the other two Arbitrators.  In the event that either the Company or the Executive shall fail to select its or his Arbitrator within thirty days after the matter is submitted for arbitration, then, upon request of the other, such Arbitrator shall be appointed by the LCIA.  In the event the two Arbitrators selected by the Company and the Executive fail to select the third Arbitrator within 15 calendar days of the appointment of the second Arbitrator, then, upon request of either of them, such third Arbitrator shall be appointed by the LCIA.  The arbitration shall be conducted in accordance with the following additional provisions:

(i)                                     The parties shall commence the arbitration by jointly filing a written submission with the LCIA.

(ii)                                  The seat of arbitration shall be London, England; the language to be used in the arbitral proceedings shall be English; and the governing law shall be the substantive internal laws of the State of Delaware.

(iii)                               Not later than 30 calendar days after the conclusion of the arbitration hearing, the Arbitrators shall prepare and distribute to the parties a writing setting forth the arbitral decision (which shall be by majority vote) and the Arbitrators’ reasons therefor.  Any award rendered by the Arbitrators shall be final, conclusive and binding upon the parties, not subject to appeal, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrators shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(iv)                              The Arbitrators shall have no power or authority, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 15, or (y) address or resolve any issue outside the scope of the arbitration provision that is not submitted by the parties.

(v)                                 The parties shall not be entitled to discovery, and the Arbitrators shall have no power to order discovery of documents, oral testimony or other materials.

(vi)                              In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its or his own costs and expenses.

16.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17.                                 Acknowledgment.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney of his own choosing.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.                                 No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.                                 Validity/Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20.                                 Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

CTC MEDIA, INC.

Dated: November 7, 2008	/s/ Boris Podolsky
	By:	Boris Podolsky
Chief Financial Officer

	Address:	15A Pravda Street
Moscow 125124
Russia

ANTON KUDRYASHOV

Dated: November 7, 2008	/s/ Anton Kudryashov

	Address:	31 Abbots Drive
Virginia Water
GU25 4SE
UK